Exhibit 99.1

Gran Tierra Energy Inc. Announces Sale of 137,093,750 PetroTal Shares for US$30.1 Million

CALGARY, ALBERTA, November 26, 2021, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced that Gran Tierra Resources Limited (“GTRL”), a wholly owned subsidiary of Gran Tierra, has procured private purchasers for the sale by GTRL of an aggregate of 137,093,750 common shares (the “Purchased Shares”) of PetroTal Corp. (“PetroTal”) at a price of US$0.2198 per Purchased Share, for an aggregate purchase price of approximately US$30.1 million. The price of US$0.2198 per Purchased Share represents an approximate discount of 10.8% to the closing price of the common shares of PetroTal on November 25, 2021 on the AIM Market of the London Stock Exchange.

Gran Tierra intends to use the proceeds of the sale of PetroTal shares to pay down debt and for other general corporate purposes.

Following this transaction, GTRL will not own any shares of PetroTal.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Forward Looking Statements and Legal Advisories

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). The use of the words "expect", "will,” “intend” and similar terms identify forward-looking statements. In particular this press release contains forward-looking statements regarding the closing of the sale and the use of proceeds therefrom. The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management's experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra's control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

This announcement shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities.

Early Warning Disclosure

The following disclosure is provided pursuant to National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues in connection with the filing of an early warning report regarding GTRL’s disposition of the Purchased Shares.

On November 26, 2021, GTRL procured private purchasers for the sale by GTRL of the Purchased Shares at a price of US$0.2198 per Purchased Share, for an aggregate purchase price of US$30,139,512.56. The Purchased Shares represent approximately 16.80% of the issued and outstanding common shares of PetroTal (the “Common Shares”) as of November 25, 2021. Following this transaction, GTRL will not own any Common Shares. The purchase price is C$0.2780 per Purchased Share for an aggregate purchase price of C$38,117,506.72, in each case based on the Bank of Canada daily exchange rate on November 25, 2021. GTRL is disposing of the Purchased Shares for investment purposes so that it can pay down debt and for other general corporate purposes.

PetroTal, GTRL and Gran Tierra Energy International Holdings Ltd. (“GTEIHL”) were parties to an investor rights agreement dated December 18, 2017 pursuant to which GTRL and GTEIHL were granted the right to nominate certain directors to the board of directors of PetroTal, certain pre-emptive rights, certain registration rights and certain piggy-back registration rights. PetroTal’s head office is located at 11451 Katy Freeway, Suite 500, Houston, Texas, United States 77079. The Common Shares are traded on the TSX Venture Exchange and the AIM. GTRL’s address is Suite 900, 520 – 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3. A copy of the early warning report with additional information in respect of the foregoing matters will be filed and made available on PetroTal’s SEDAR profile at www.sedar.com. To obtain a copy of the early warning report, you may also contact Ryan Ellson, Chief Financial Officer of Gran Tierra and a director of GTRL at (403) 265-3221.